Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Amendment No. 1 of  Form S-3 of Energy XXI (Bermuda) Limited to our firm and our report, dated September 20, 2007, which sets forth our estimates of the proved oil and gas reserves, as of June 30, 2007. We further consent to references of our firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
/s/ Danny D. Simmons, P.E.
Executive Vice President

Houston, Texas
August 18, 2008

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates Inc .(NSAI) is a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.